UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 17, 2010

Commission file number 000-53236

SILVER HILL MINES, INC.

(Name of Small Business Issuer in its Charter)

NEVADA	91-1257351
(State of Incorporation)	(IRS Employer identification No.)

3540 West Sahara, Las Vegas, NV	89102
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number, (305) 829 0202

2802 South Man O’War, Veradale, WA  99037

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2010, pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) between Long Lane Capital, Inc., a Washington Corporation (“Long Lane”), Gregory M. Wilson (“Wilson”), collectively “Selling Shareholders” and Selva Resources Corp, a Nevada Corporation (“Selva Resources”), Selva Resources purchased 12,907,250 common stock shares and 10,000,000 preferred shares (the “Shares”) of Silver Hill Mines, Inc., a Nevada corporation (the “Company”) from Selling Shareholders.

 Under a Change of Control agreement (the “Control Agreement”) by and among Company and Selva Resources, on December 17, 2010, with certain conditions, the Company has agreed to enter into a reverse triangular merger transaction whereby a newly formed empty subsidiary of the Company shall be merged with and into Selva Resources and the separate corporate existence of that empty subsidiary shall cease; Selva Resources shall continue its corporate existence under the laws of the State of Nevada; the name of the surviving merged subsidiary shall be “Selva Resources Corp.”; and the stock of the empty subsidiary shall be converted into shares of Selva Resources, while concurrently, the shares of Selva Resources shall be converted into Company stock.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of agreements to the transaction, which are included as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by this reference.

Item 5.01 Changes in Control of Registrant

As a result of the sale of the Shares to Selva Resources referenced above under Item 1.01, the Company experienced a change in control. The Shares represent approximately 25.96% of the issued and outstanding shares of the Common Stock and 100% of the issued and outstanding shares of Preferred Stock Series A, based upon the disclosure in the Company's most recent Form 10-Q (for the quarterly period ended September 30, 2010, filed on November 15, 2010).  Each stock of Preferred Stock Series A has the equivalent of 20 votes per share at any meeting of the shareholders where votes are submitted.

The preferred and the common shares as represented by the Shares together represent voting control of the Company.

To the knowledge of the Company, there are not any other arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of agreements to the transaction, which is included as Exhibits 2.1 through 2.5 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the arrangement under the aforementioned transaction in Items 1.01 and 5.01 above, Lisa Logan, Vice President of Selva Resources, was appointed Secretary and elected Director to the Company on December 27, 2010.  Ms. Logan is currently the vice president and director of Selva Resources and she will continue in those capacities.  She is not related to any other officer or director of the Company.  Ms. Logan was elected by the current Company board through Section 78.335 of the Nevada Revised Statutes, Chapter 78, Private Corporations.

From January 2010 to present, Ms. Logan is the Vice President, Secretary, and Director of Selva Resources Corp, where she oversees the day-to-day operations and administrative duties, communicating with Selva Resources advisors, managing the transfer agent account, communicating with financiers and legal advisors.  She coordinates accounting and accounts payables and communicates regularly with Selva Resources contacts in Peru.  Prior to her position at Selva Resources, Ms. Logan was a consultant for Logan Financial Enterprises, LLC since 2006.  From 1991 to 1998, Ms. Logan was assistant to the vice president of hotel operations of Celebrity Cruises, and from 1998 to 2004, she was supervisor of guest information where she supervised 100 employees.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

2.1

Change of Control Agreement by and among Selva Resources Corp., and Silver Hill Mines, Inc., dated December 17, 2010

10.1

Stock Purchase Agreement by and among Selva Resources Corp., Long Lane Capital, Inc., and Gregory Wilson, dated December 17, 2010

10.2

Promissory Note by and among Selva Resources Corp. and Long Lane Capital, Inc., dated December 17, 2010

10.3

Stock Pledge Agreement by and among Selva Resources Corp. and Long Lane Capital, Inc., dated December 17, 2010

10.4

Contingent Common Stock Purchase Warrant by and among Selva Resources Corp. and Long Lane Capital, Inc. dated December 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Hill Mines, Inc. (Registrant)

Date: December 28, 2010

 /s/ Lisa Logan

Lisa Logan, Secretary